EXHIBIT 99.2
FOR IMMEDIATE RELEASE
Press Contact:
Peter Olson
BUSINESS OBJECTS
408/953-6320
peter.olson@businessobjects.com
Katie Zack
EASTWICK COMMUNICATIONS
650/480-4041
katie@eastwick.com
BUSINESS OBJECTS CLOSES ACQUISITION OF INFOMMERSION
Acquisition of Interactive Visual Analytics Vendor Provides Business Objects With
Ground-Breaking Interactive Data Presentation Solutions
SAN JOSE, Calif.; PARIS, France — November 1, 2005 — Business Objects (Nasdaq: BOBJ; Euronext Paris ISIN code: FR0004026250 — BOB), the world’s leading provider of business intelligence (BI) solutions, today announced that it has closed the acquisition of privately-held Infommersion, Inc., of San Diego, California, a leading vendor of interactive visual analytics.
The acquisition provides Business Objects with innovative visual analytics and a unique way for users to gain the most value from their corporate information. The acquisition was a cash transaction of approximately $40 million US and will be accounted for under the purchase method of accounting. The transaction is expected to be accretive to Business Objects on both a US GAAP and pro forma basis beginning in 2006.
Forward Looking Statements
This document contains forward-looking statements that involve risks and uncertainties concerning Business Objects, including the company’s expectations regarding its acquisition of Infommersion, Inc. Actual events or results may differ materially from those described in this document due to a number of risks and uncertainties. These potential risks and uncertainties include, among others, fluctuations in the company’s quarterly operating results; the company’s ability to sustain or increase its profitability; the company’s ability to attract and retain customers for BusinessObjects XI; the company’s ability to issue new releases of BusinessObjects XI on other platforms; changes to current accounting policies which may have a significant, adverse impact upon the company’s financial results; risks related to the company’s purchase and integration of SRC Software, Inc. and Infommersion, Inc.; the introduction of new products by competitors or the entry of new competitors into the markets for Business Objects’ products; the impact of the pricing of competing technologies; the company’s ability to preserve its key strategic relationships; the company’s reliance upon

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Business Objects Closes Acquisition of Infommersion

selling products only in the Business Intelligence software market; and economic and political conditions in the US and abroad. More information about potential factors that could affect Business Objects’ business and financial results is included in Business Objects’ Form 10-K for the year ended December 31, 2004 and Business Objects’ Form 10-Q for the quarter ended June 30, 2005, each of which are on file with the SEC and available at the SEC’s website at www.sec.gov. Business Objects is not obligated to undertake any obligation to update these forward-looking statements to reflect events or circumstances after the date of this document.

About Business Objects
Business Objects is the world’s leading business intelligence (BI) software company. With more than 30,000 customers worldwide, including over 80 percent of the Fortune 500, Business Objects helps organizations gain better insight into their business, improve decision making, and optimize enterprise performance. The company’s business intelligence platform, BusinessObjects™ XI, offers the BI industry’s most advanced and complete platform for performance management, planning, reporting, query and analysis, and data integration. BusinessObjects XI includes Crystal Reports®, the industry standard for enterprise reporting. Business Objects has also built the industry’s strongest and most diverse partner community, and the company offers consulting and education services to help customers effectively deploy their business intelligence projects.
Business Objects has dual headquarters in San Jose, Calif., and Paris, France. The company’s stock is traded on both the Nasdaq (BOBJ) and Euronext Paris (ISIN: FR0004026250 — BOB) stock exchanges. More information about Business Objects can be found at www.businessobjects.com.
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Business Objects and the Business Objects logo, BusinessObjects, WebIntelligence, Crystal Reports, and Crystal Enterprise are trademarks or registered trademarks of Business Objects S.A. or its affiliated companies in the United States and/or other countries. All other names mentioned herein may be trademarks of their respective owners.